As filed with the Securities and Exchange Commission on February 23, 2010
Registration No. 333-155809

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
UNDER
THE SECURITIES ACT OF 1933

LIFE TECHNOLOGIES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	5791 Van Allen Way Carlsbad, California 92008 (Address of Principal Executive Offices)	33-0373077 (I.R.S. Employer Identification No.)
Life Technologies Corporation Amended and Restated 1999 Employee Stock Purchase Plan
(Full Title of the Plan)

John A. Cottingham, Esq.
Chief Legal Officer and Secretary
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008
(760) 603-7200
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURES

DEREGISTRATION OF SHARES
     Effective as of February 1, 2010, Life Technologies Corporation (the “Company”) terminated the Life Technologies Corporation Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously maintained by Applera Corporation/Applied Biosystems Group (with shares registered on Forms S-8, Nos. 333-102063, filed December 20, 2002; and 333-120084, filed October 29, 2004), which the Company assumed in the merger transaction with Applera Corporation/Applied Biosystems Group that was completed on November 21, 2008. This Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (No. 333-155809, filed December 2, 2008) is filed to deregister any shares previously registered under the ESPP that remain unsold at the termination of the offering. Please note, however, that shares remain subject to outstanding awards previously granted under the ESPP and consequently, the registration statement will remain in effect to cover the potential exercise or issuance of shares with respect to outstanding awards under the ESPP.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on February 23, 2010.

LIFE TECHNOLOGIES CORPORATION

By:	/s/ John A. Cottingham
John A. Cottingham
Chief Legal Officer and Secretary